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                 Ariel Growth Fund, d/b/a Ariel Investment Trust
          Plan Pursuant to Rule 18f-3 for the Ariel Premier Growth Fund
                           Effective October 15, 2001



         Ariel Growth Fund, d/b/a Ariel Investment Trust (the "Trust") may offer different classes of shares of its Ariel Premier Growth Fund series pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") under the following Plan.

         1. The Plan for the Ariel Premier Growth Fund (the "Fund") encompasses two classes of shares that may be offered as follows:

                  (a) Institutional Class shares will be sold and redeemed at net asset value. Except for the issuance of the initial organizational shares, the minimum initial investment for the Institutional Class is $1,000,000, subject to modification by the Board of Trustees. The minimum initial investment requirement may be waived at the discretion of the investment adviser or principal underwriter under circumstances in which the investment adviser or principal underwriter anticipates that the account will reach at least $1,000,000 in a reasonable period of time. Institutional Class shares are not subject to Rule 12b-1 distribution fees.

                  (b) Investor Class shares will be sold and redeemed at net asset value. Investor Class is a "retail" class. Except for the issuance of the initial organizational shares and retirement accounts, the minimum initial investment for the Investor Class is $1,000, subject to modification by the Board of Trustees. The minimum initial investment requirement may be waived at the discretion of the investment adviser or principal underwriter. Investor Class shares are subject to Rule 12b-1 fees (distribution plan expenses) at an annual rate of 0.25% of the average daily net assets attributable to such shares.

                  (c) Shares of either class may be exchanged, or issued in exchange for, shares of the other class or for shares of any other series of the Trust or for shares of any money market mutual fund approved by the Board of Trustees for such exchange privilege, at relative net asset values provided that after the exchange, the value of the account in the class or fund into which the exchange is made meets the minimum initial investment requirement for such class or fund. Shares of each class may be redeemed at the option of the Trust if by reason of redemption the shareholder account falls below a minimum value from time to time determined by the Trustees (and set forth in the applicable prospectus), which minimum value may vary between the classes. The minimum value is currently $1,000,000 for Institutional Class shares and $1,000 for Investor Class shares. Exchange privileges for an account may be terminated if excessive use is made. (The


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         current limit is four exchanges from any fund per calendar year).
         The privilege may be generally modified or terminated upon mailing to shareholders at their addresses of record 60 or more days before such notice is effective.

2. Income, realized and unrealized capital gains and losses, and expenses to be paid by the Fund and not allocated to a particular class as provided below, shall be allocated to each class on the basis of relative net assets.

         Expenses allocable to a specific class are expenses specifically incurred by or for such class including the following:

         (a)  Rule 12b-1 expenses

         (b)  Incremental transfer agency expenses

         (c) Incremental costs of preparing, printing, and mailing shareholder reports, proxy materials and prospectuses related to such class

         (d) Registration fees and other expense of registration of the shares of such class under laws or regulations of any jurisdiction in which the class of shares is to be offered

         (e) Directors' fees and expenses incurred as a result of issues relating solely to such class

         (f)  Legal and accounting expenses relating solely to such class

         (g)  Expenses related to meetings of the shareholders of such class

Under its Management Agreement with the Trust, the investment adviser, Ariel Capital Management, Inc., has agreed to waive fees or reimburse expenses to the extent necessary to cause the expenses for any fiscal year of the Trust (exclusive of distribution plan expenses, brokerage, taxes, interest and extraordinary expenses) not to exceed 0.65% of the average daily net assets of the Institutional Class shares or 1.25% of the average daily net assets of Investor Class shares. In addition, the investment adviser may, from time to time, waive additional fees or reimburse additional expenses of either or both classes.

         3. Each class will vote separately with respect to any matter as required by applicable law or which separately affects that class. The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.